EXHIBIT 5.1

OPINION OF MCDONALD CARANO WILSON LLP

December 2, 2014

WaferGen Bio-systems, Inc.
7400 Paseo Padre Parkway
Fremont, CA 94555

Re: Registration Statement/Form S-8
2008 Stock Incentive Plan, as amended

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) by WaferGen Bio-systems, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 998,932 shares of the Company’s common stock, $0.001 par value, consisting of  up to 900,000 shares issuable under the Company’s 2008 Stock Incentive Plan, as amended (the “Plan”) and up to 98,932 shares issuable pursuant to the Non-Statutory Stock Option Agreements (the “Stock Option Agreements”) issued to Keith Warner and Michael P. Henighan on August 27, 2014 (collectively, the “Shares”).

In connection with our review, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the Stock Option Agreements and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion, including the Company’s Bylaws and Articles of Incorporation, as amended. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan and Stock Option Agreements respectively, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McDonald Carano Wilson LLP